Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-12125), the Registration Statement on Form S-8 (No. 333-48650), the Registration Statement on Form S-8 (No. 333-04869), the Registration Statement on Form S-8 (No. 333-04871), the Registration Statement on Form S-8 (No. 333-18331) and the Registration Statement on Form S-8 (No. 333-50012) of Tupperware Brands Corporation of our report dated March 15, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Orlando, Florida

March 15, 2006